Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated October 3, 2012

by and between

World Energy Solutions, Inc.

and

Northeast Energy Partners, LLC and its Members

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of October 3, 2012 by and among World Energy Solutions, Inc., a Delaware corporation (the “Buyer”), and Northeast Energy Partners, LLC, a Connecticut limited liability company (the “Seller”) and John Hardy, Thomas Lockwood and Lora Monroe, being all of the members of the Seller (the “Members”), jointly and only with respect to certain sections of this Agreement. This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume none of the liabilities of Seller except as described in this Agreement.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in Article VIII.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE ASSET PURCHASE

1.1 Purchase and Sale of Assets.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, assign and deliver to the Buyer, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.

(b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

1.2 Assumption of Liabilities.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the date hereof, only the Assumed Liabilities.

(b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

1.3 Purchase Price. The Purchase Price to be paid by the Buyer in accordance with Section 1.4 for the Acquired Assets shall be up to $13,090,959 and shall consist of:

(a) $7,910,959 in cash (the “Cash Portion”) in accordance with Section 1.5(b) below;

(b) $2,000,000 shall be paid by a promissory note of the Buyer in the form attached here to as Exhibit A (“Seller Note”); and

(c) up to an additional $3,180,000 in cash and Shares (the “Earnout”) will be paid to Seller in accordance with the terms of Section 1.7 below.

1.4 Left Intentionally Blank.

1.5 The Closing.

(a) The Closing shall take place remotely upon the execution and delivery of this Agreement by all of the parties hereto. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b) At the Closing:

(i) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”) in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(ii) each of Buyer and Seller shall execute and deliver to the other Party an instrument of assignment and assumption agreement in substantially the form attached hereto as Exhibit C with respect to all Assigned Contracts in order to effect the assumption by the Buyer of the Assumed Liabilities arising out of any Assigned Contracts (the “Assignment and Assumption Agreement”);

(iii) the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller the Cash Portion;

(iv) the Seller shall deliver to the Buyer the $2,000,000 Seller Note.

(vi) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 4.1 and/or as otherwise provided for in this Agreement;

(vii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 4.2 and/or as otherwise provided for in this Agreement;

(viii) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above and each shall execute such other documents required by this Agreement including, without limitation, such instruments required to assign Seller’s interest in the Acquired Assets to Buyer.

1.6 Allocation. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 5.2 and 5.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as

Schedule 1.6. Buyer and Seller agree to use the allocations determined pursuant to this Section 1.6 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Code, and the Treasury regulations promulgated thereunder. Buyer and Seller shall prepare and submit to the other for review their IRS Forms 8594 within ninety (90) days after the Closing. Each party shall have thirty (30) days to complete its review.

1.7 Earnout. The Earnout will be paid to Seller by Buyer based on the following:

Achievement of EBITDA Target	Earnout Paid in Cash	Earnout Paid in Shares

$0 to $1,999,999	$0	$0
$2,000,000 to $2,149,999	$625,000	$170,000
$2,150,000 to $2,299,999	$625,000	$170,000
$2,300,000 to 2,449,999	$625,000	$170,000
$2,450,000+	$125,000	$45,000
$2,450,000+ AND Achievement of Revenue Target of $5,200,00+	$500,000	$125,000

Each tier of the Earnout is cumulative. By way of example, if Seller achieves an EBITDA Target of $2,301,000, the Earnout payment shall be $1,875,000 in cash and $510,000 in Shares.

The measurement period for the determination of achievement of the EBITDA Target and for the Revenue Target in the last tier above for the purpose of determining any Earnout payment shall be from October 1, 2012 through and including September 30, 2013 (the “Earnout Period”), and the Earnout payment shall be made on or before December 31, 2013.

The number of Shares shall be determined by the dollar amount of the Earnout payable in Shares divided by the Conversion Price. The Conversion Price shall be the greater of (1) the NASDAQ Price; or (2) the volume weighted average price of XWES common stock on the NASDAQ Capital Market for the ten (10) consecutive trading days immediately preceding the Closing Date; provided that in no event shall the Conversion Price be less than $1.00.

Payment of the Earnout shall be subject to the Buyer’s setoff rights under Section 6.5(b) of this Agreement.

For purposes of this Section 1.7:

(a) Russ Monroe (“Monroe”), as the former president of the Seller and in his capacity as an employee of the Buyer, will continue to maintain books and records to measure EBITDA of the Seller’s ongoing business during the Earnout Period and will provide Buyer with an EBITDA calculation within thirty (30) days of each quarter end.

It is the intention of the Parties that EBITDA will be calculated consistent with the historical financial results of the Seller and will include all normal and customary charges associated with running the business. The Parties agree that revenue will be measured on a cash receipt basis from October 1, 2012 through September 30, 2013 consistent with how the Seller has historically accounted for revenue. Expenses will be recorded on a cash basis consistent with how the Seller has historically recorded such expenses. However, the Parties agree that certain items that are costs during the Earnout Period but not paid until after the Earnout Period will be reflected as part of the Earnout calculation. Monroe will not exclude certain incurred expenses by holding off payment to the respective vendor and/or employee. For example, Buyer intends to continue the Seller’s commission plan through December 31, 2013. Bonuses may not be paid until December 31, 2013. As a result, Monroe’s calculation of expenses will include an accrual of the respective bonus amount attributable for the Earnout Period. It is the intention of the Parties that EBITDA will reflect twelve (12) months of revenue and twelve (12) months of expenses attributable to the Seller’s ongoing business. To the extent certain costs change (e.g. compensation, commission, bonus, benefits) as result of Buyer’s acquisition of Seller’s assets, such costs shall be properly reflected in the calculation of EBITDA.

It is understood that Buyer will account for Seller’s operating results on a GAAP basis which will vary from Monroe’s calculation of EBITDA. In no event shall Buyer’s accounting affect Monroe’s calculation of EBITDA. In addition, any revenues derived from Curb Energy, LLC or Rate Droppers, LLC or any efficiency projects conducted by Buyer post-acquisition will not be included in the EBITDA calculation. Similarly, no expenses attributable to Curb Energy, LLC or Rate Droppers, LLC will be reflected as part of the Earnout calculation. The parties agree that expenses related to the Seller’s ongoing business will not be arbitrarily allocated to Curb Energy, LLC or Rate Droppers, LLC.

It is understood that the Buyer is purchasing the business for the long-term growth and profit prospects of the Seller. To that end, Monroe will continue to operate the business consistent with historical practices and as a going concern focused on the long-term growth and profitability of the business. At all times prior to the expiration of the applicable EBITDA measurement period for the Earnout, Buyer shall: (i) maintain the staffing levels, marketing, billing, invoicing, collection, incurring of expenses and employ methods of generating revenue and making expenditures and maintaining relationship management procedures and otherwise conduct Buyer’s operation from the Leased Premises as were conducted by Seller in the Ordinary Course of Business immediately prior to the Closing Date, (ii) not unreasonably delay any marketing initiatives, execution of new Supplier Agreements and/or Assigned Contracts, and/or otherwise take any action which has the result of reducing revenue and/or increasing expenses with respect to Buyer’s operation of the Division, as hereinafter defined, from the Leased Premises; (iii) not divert any new or current customers or suppliers to any Subsidiary and/or Affiliate of Buyer or any third party to provide the services currently provided by Seller, (iv) at a minimum, maintain and operate the business operations of Buyer to be conducted from the Leased Premises generated in part from the Acquired Assets so purchased by Buyer (the “Division”) from the Leased Premises from the Closing Date through and including the Earnout measurement period; and (v) not take any other act for the purposes, directly or indirectly, of precluding Seller from receiving the full benefit of the Earnout. The Buyer will not make operating decisions for the sole purpose of attaining the Earnout criteria to the detriment of the long-term health of the Buyer. It is also understood that Buyer will integrate Seller into its retail group as part of its mid-market offering. For example, Monroe shall not terminate any employee other than for performance simply to benefit from short-term cost savings. In addition, Monroe shall not postpone hiring decisions or any other programs that have historically been in place or were planned during the Earnout Period prior to the acquisition. It is also understood that the Seller will benefit from cost synergies as a result of the acquisition. For example, Monroe will no longer have to keep separate business insurance, incur professional fees for audit and tax reasons, and pay business taxes. In addition, Monroe will realize cost reductions for several operational expenses within human resources, accounting, information technology and marketing functions that will be handled by the Buyer post-acquisition. These are synergies attributable to the Buyer resulting from the acquisition. Seller agrees that Buyer will request Monroe to perform certain duties and incur certain costs as a component of the Buyer’s operation. For example, Buyer may appoint Monroe to handle all administrative duties related to its mid-market group. This may require hiring additional personnel, incurring additional travel costs and other costs. Monroe may not unreasonably deny to perform any of these duties that are deemed to benefit the Buyer for the long-term. It is not the intention of the Buyer to burden Monroe with costs incremental to what it has historically incurred. However, the Buyer anticipates utilizing the cost synergies attributable to the acquisition to invest in the future growth of the Seller for the Buyer’s ongoing business. These cost synergies are not to the benefit of Monroe alone for the purpose of achieving its Earnout targets.

(b) For purposes of calculating the Earnout, in the event of a breach by Buyer of its obligations under subparagraph (a) of this Section 1.7 which precludes Seller from receiving the full benefit of the Earnout, Seller shall be deemed to have achieved the Earnout as set forth in this Section 1.7. Additionally, upon a Change of Control Transaction, which results in a breach of Buyer’s obligations under this Section 1.7 and precludes Seller from receiving the full benefit of the Earnout, Seller shall be deemed to have achieved the Earnout; and

(c) As promptly as possible, but in no event later than November 30, 2013, the Buyer shall deliver to Seller a written statement setting forth Buyer’s calculation of the Earnout, together with reasonable documentation supporting the calculation thereof (the “Earnout Statement”). Within thirty (30) days after receipt of such Earnout Statement (the “Earnout Objection Period”), Seller must notify Buyer of any objections to Buyer’s determinations of the applicable Earnout payment, providing in reasonable detail the basis for such objections. In the event that Seller does not timely or properly notify Buyer within the Earnout Objection Period that Seller has any objections to such statements or Buyer’s calculation of the applicable Earnout payment shall be final and binding hereunder. In the event that Seller does notify Buyer, within the Earnout Objection Period, that Seller has any such objection, then Buyer and Seller shall attempt to resolve such disputed items. In the event Seller and Buyer are unable to resolve the disputed items within thirty (30) days after receipt by Buyer of Seller’s notice of dispute, the Parties’ respectively engaged independent certified public accountants shall attempt to resolve the disputed items. In the event that such accounting firms are unable to resolve such disputed items within sixty (60) days of Seller’s notice of dispute, such disputed items shall be referred to such independent accounting firm as mutually agreed upon by Buyer and Seller or, in the absence of such agreement such independent accounting firm as Seller and Buyer’s respective accounting firms jointly appoint to finally resolve such disputed items (provided that such firm has not within the preceding thirty-six (36) months had a, and does not have a current or prospective, business relationship with Buyer or Seller, or any of their respective Subsidiary and/or Affiliates). The determination of such accounting firm shall be made as promptly as possible and shall be final and binding upon the parties absent demonstrable error. Seller and Buyer each shall be permitted to submit such data and information to such accounting firm as such party deems appropriate. The parties shall share responsibility for the out-of-pocket expenses and fees incurred in connection with resolving such disputed items as follows: (A) if the accounting firm’s determination results in additional amounts payable to Seller as Earnout, Buyer will be responsible for all of the fees and expenses of the accounting firm so chosen by Seller’s and Buyer’s accounting firms; and (B) if the accounting firm’s determination does not result in additional amounts payable to Seller as Earnout payment, Seller will be responsible for all of the fees and expenses of the accounting firm so chosen by Seller’s and Buyer’s respective accounting firms.

Any additional amounts payable to Seller as an Earnout payment determined by this Section 1.7 shall be made within three (3) business days after the applicable Earnout Payment has been finally determined in accordance with this Section 1.7 by wire transfer or other delivery of immediately available funds to an account designated by the Seller.

1.8 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of a Party and without further consideration, the other Party shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the other Party may reasonably request to more effectively effectuate the intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. With respect to each such disclosure of the Disclosure Schedule, notwithstanding any reference to a specific section, all such information shall be deemed to qualify all other sections, where applicable, and not just such section.

2.1 Organization, Qualification and Corporate Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller's businesses as is presently conducted or the ownership or leasing of its properties as presently owned or leased requires such qualification. The Seller has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its Articles of Organization and its current Operating Agreement and Seller is not in default under or in violation of any provision of such documents and agreements. The Operating Agreement provided to the Buyer is the only instrument setting forth (i) the rights, preferences and privileges of the Members (including all holders of equity or profits interests) of the Seller with respect to the Seller and/or among such Members, and (ii) matters relating to the operation and governance of the Seller.

2.2 Members and Membership Interests. The Members constitute all of the members of the Seller and Section 2.2 of the Disclosure Schedule sets forth their respective membership interests in the Seller. There are no options, warrants or other instruments giving any party the right to acquire any interest in the Seller. There are no outstanding agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the redemption of any of its membership interests.

2.3 Authorization of Transaction.

(a) The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements, the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller and its Members.

(b) Except as set forth in Schedule 2.3 of the Disclosure Schedule, this Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.4 Noncontravention. Except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which they are party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational and operational documents and agreement of the Seller (including without limitation its Operating Agreement, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) to the Knowledge of Seller, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) to the Knowledge of Seller, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.

2.5 Subsidiaries. Seller has no Subsidiaries. The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.6 Financial Statements.

(a) The Seller has provided to the Buyer the Financial Statements set forth in Section 2.6 to the Disclosure Schedule and to the Knowledge of Seller, the Financial Statements (i) comply as to form in all respects with applicable accounting requirements, (ii) to the Knowledge of Seller, were prepared in accordance with the income tax basis of accounting applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and to the Knowledge of Seller, fairly present the financial position of the Seller as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Seller, except that the unaudited interim financial statements, if any, are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes. Except as set forth in the Financial Statements, the Seller has no liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to July 31, 2012, (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business; and (iii) any other liabilities and obligations of a type or nature, which, in all such cases, individually and in the aggregate would not have a Seller Material Adverse Effect.

2.7 Absence of Certain Changes. Except as set forth in Section 2.7 to the Disclosure Schedule, since July 31, 2012, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect.

2.8 Left Intentionally Blank.

2.9 Tax Matters.

(a) Seller has properly filed on a timely basis all material Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Seller has properly paid on a timely basis all material Taxes, required by law to pay that were due and payable. All material Taxes that the Seller is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. The Seller has complied with all information reporting and back-up withholding requirements in all material respects, including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b) The unpaid Taxes of the Seller for periods through the date of the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by the Seller of its operations in the Ordinary Course of Business.

(c) No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the Knowledge of the Seller, threatened or contemplated. Section 2.9(c) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Seller files, or is required to file or has been required to file a material Tax Return or is or has been liable for material Taxes on a “nexus” basis. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed.

(d) The Seller is, and has been since its inception, a limited liability company validly classified and treated as a partnership for federal income tax purposes and has been validly treated in a similar manner for purposes of the income Tax laws of all states in which it has been subject to taxation.

(e) Except as set forth in Section 2.9(e) of the Disclosure Schedules, the Seller has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Seller relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired.

(f) The Seller has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

(g) The Seller is not a party to any litigation regarding Taxes.

(h) There are no Security Interests with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable. To the Knowledge of Seller, there is no basis for the assertion of any claim relating or attributable to Taxes.

(i) The Seller is not bound by any tax indemnity, tax sharing or tax allocation agreement.

(j) The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

2.10 Ownership and Condition of Assets.

(a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10(a) of the Disclosure Schedule. Upon the Closing, the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests.

(b) Except as set forth in Section 2.10(b) of the Disclosure Schedule, each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice and to the Knowledge of Seller, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c) Section 2.10(c) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $10,000.00.

(d) Each Acquired Asset constituting an item of equipment or other asset that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner will have been discharged in full.

2.11 Owned Real Property. The Seller does not own and has never owned any real property.

2.12 Real Property Leases. Except as set forth in Section 2.12 of the Disclosure Schedule, Seller is not a party to any real property Lease as of the Closing Date.

2.13 Intellectual Property.

(a) There are no Seller Registrations.

(b) Seller has no Patent Rights.

(c) Protection Measures. The Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property, if any, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To the Knowledge of Seller, Seller has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Seller, is threatened against the Seller. To the Knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Seller or (ii) breach of the Seller’s security procedures wherein confidential information has been disclosed to a third person.

(d) Inbound IP Agreements. Section 2.13(d) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property. To the Knowledge of Seller, no third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Seller from third parties other than pursuant to the license agreements listed in Section 2.13(d) of the Disclosure Schedule.

(e) Employee and Contractor Assignments. Each employee and each independent contractor of the Seller has executed a valid and binding written agreement expressly assigning to the Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee's employment or such independent contractor’s work for the Seller, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(f) Infringement by Seller. To the Knowledge of Seller, none of the Customer Offerings, or the Exploitation thereof by the Seller or by any reseller, distributor, customer or user thereof, or any other activity of the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the Knowledge of Seller, none of the Internal Systems, or the Seller’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the Business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(f) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Seller alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Seller from any reseller, distributor, customer, user or any other third party; and the Seller has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

2.14 Contracts.

(a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000.00 per annum or having a remaining term longer than three months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000.00, or (C) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning exclusivity or confidentiality;

(vii) any employment or consulting agreement;

(viii) any agreement involving any current or former officer, manager or member of the Seller;

(ix) any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x) any agreement under which the Seller is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xi) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing; and

(xii) any other agreement (or group of related agreements) either involving more than $10,000.00 or not entered into in the Ordinary Course of Business.

(b) The Seller has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. Except as otherwise provided in this Agreement, with respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (ii) neither the Seller nor, to the

Knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the Knowledge of the Seller, any other party under such agreement.

2.15 Backlog. To the Knowledge of Seller, all Backlog of the Seller are valid receivables and the Seller is not aware of any setoffs or counterclaims. A complete and accurate list of the Backlog was provided to Buyer by Russ Monroe on September 6, 2012 and a summary by supplier of the Backlog is included in Schedule 2.15 of the Disclosure Schedule. The Seller has not received any written notice from an account debtor stating that any Backlog is subject to any contest, claim or setoff by such account debtor.

2.16 Insurance. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability, errors and omissions, professional liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Seller nor the Buyer will be liable for retroactive premiums or similar payments, and the Seller is otherwise in compliance in all material respects with the terms of such policies. To the Knowledge of the Seller there is no threatened termination of, or premium increase with respect to, any such policy. To the Knowledge of Seller, Seller’s insurance is adequate in terms of scope and coverage to pay all claims arising or made prior to the Closing.

2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Seller which (a) seeks either damages or equitable relief in any way relating to the Seller or its business or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Seller.

2.18 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than third-party manufacturers’ warranties for which the Seller has no liability.

2.19 Employees.

(a) Section 2.19 of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Seller has entered into a confidentiality and assignment of inventions agreement with the Seller, a copy or form of which has previously been delivered to the Buyer. Section 2.19 of the Disclosure Schedule contains a list of all employees of the Seller who are a party to a non-competition agreement with the Seller; copies of such agreements have previously been delivered to the Buyer. Section 2.19 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States. To the Knowledge of Seller, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer. Seller is in compliance with all applicable laws relating to the hiring and employment of employees.

(b) The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Knowledge of Seller, there is no organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller.

2.20 Employee Benefits.

(a) Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans. Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for Seller Plan, have been delivered to the Buyer.

(b) Each Seller Plan has been administered in all material respects in accordance with its terms and Seller and the ERISA Affiliates has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. The Seller, each ERISA Affiliate and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Seller Plan has assets that include securities issued by the Seller or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.

(d) All the Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Seller Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Seller nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of the Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Seller Plan which is funded are reported at their fair market value on the books and records of such Seller Plan.

(h) No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Seller or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.

(i) Each Seller Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) No Seller Plan is amendable and terminable unilaterally by the Seller at any time without liability or expense to the Seller or such Seller Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and, no Seller Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Seller from amending or terminating any such Seller Plan.

(k) Section 2.20(k) of the Disclosure Schedule discloses each: (i) agreement with any member, director, executive officer or other key employee of the Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Section 2.20(l) of the Disclosure Schedule sets forth the policy of the Seller with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date hereof.

(m) Each Seller Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Seller Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Seller Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

2.21 Environmental Matters.

(a) The Seller has complied with all applicable Environmental Laws. There is no pending nor, to the Knowledge of Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.

(b) To the Knowledge of Seller, the Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

2.22 Legal Compliance. The Seller has, at all times, conducted its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity except where such non-compliance would not reasonably be expected to have a Seller Material Adverse Effect.The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation except where such non-compliance would not reasonably be expected to have a Seller Material Adverse Effect.

2.23 Customers and Suppliers. Section 2.23 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Seller during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Seller. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Seller.

2.24 Permits. Section 2.24 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller. To the Knowledge of Seller, each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit except where such non-compliance would not reasonably be expected to have a Seller Material Adverse Effect and, to the Knowledge of Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

2.25 Certain Business Relationships With Affiliates. Seller has no Affiliates.

2.26 Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.27 Books and Records. The books and records of the Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with reasonable business and bookkeeping practices. Section 2.27 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Seller and the names of persons having signature authority with respect thereto or access thereto.

2.28 Left Intentionally Blank.

2.29 Controls and Procedures. The Seller maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Seller and to maintain accountability for the Seller’s consolidated assets, (iii) access to assets of the Seller is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Seller is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.30 Government Contracts. The Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; to the Knowledge of Seller, no such suspension or debarment has been threatened or initiated; and to the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Seller or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). The Seller has not been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the Knowledge of Seller,, has any such audit or investigation been threatened. To the Knowledge of Seller, there is no valid basis for (i) the suspension or debarment of the Seller from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Seller has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

2.31 Securities Laws.

(a) The Seller and the Members have been furnished all of the materials relating to the Buyer, and its payment of the Purchase Price, that have been requested and each of them has been afforded an opportunity to ask questions of, and receive answers from, management of the Buyer in connection with the payment of the Purchase Price. The Seller and the Members have not been furnished with any oral or written representation in connection with the payment of the Purchase Price by or on behalf of the Buyer that it has relied on that is not contained in this Agreement.

(b) Each of the Seller and the Members: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended; (ii) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the payment of the Earnout with securities of the Buyer; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such payment of the Earnout with securities of the Buyer and to make an informed investment decision with respect thereto, and (iv) has consulted with his or its own advisors with respect to the receipt of securities as part of the Earnout.

(c) The securities being acquired hereunder are being acquired for each of the Seller and the Members’ own account for investment and not for the benefit or account of any other person and not with a view to, or in connection with, any unlawful resale or distribution thereof. Each of the Seller and the Members fully understands and agrees that it must bear the economic risk of the investment in securities received hereunder for an indefinite period of time because, among other reasons, such securities received hereunder have not been registered under the Securities Act of 1933, as amended or under the securities laws of any states, and, therefore, the securities are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act of 1933, amended and under the applicable securities laws of such states or an exemption from such registration is otherwise available. Each of the Seller and the Members understands that the Buyer is not under any obligation to register such securities on the Seller and the Members’ behalf or to assist such Seller and the Members in complying with any exemption from registration under the Securities Act or applicable state securities laws.

(d) Each of the Seller and the Members intends that the applicable state securities law will apply to its receipt of the securities hereunder. Each of the Seller and the Members meets all suitability standards imposed by the state securities laws relating to the receipt of the securities as part of the Earnout hereunder without registering any of the Buyer’s securities under the securities laws of such state.

(e) Buyer shall assist Seller with an opinion of counsel with respect to any transfer of the shares if there is no material question as to the availability of Rule 144 promulgated under the Securities Act of 1933, as amended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement.

3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and all other agreements contemplated by this Agreement. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets except, in each case of (a) through (d), where such breach or violation would not reasonably be expected to have a Buyer Material Adverse Effect.

3.4 Equity Consideration. The Shares which may be issued to Seller under this Agreement are and/or will be duly and validly authorized by the Buyer when and if issued to Seller and the potential issuance of any such Shares to Buyer do not and will not violate at the time of the issuance to Seller any applicable rule or regulation applicable to Buyer or by which Buyer is subject.

3.5 Buyer SEC Documents; No Undisclosed Liabilities.

(a) Buyer has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Buyer since January 1, 2011 (such documents, the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities and Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and, as of their respective dates, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b) Except as set forth in the most recent financial statements included in the Buyer SEC Documents filed by Buyer and publicly available prior to the date of this Agreement or for liabilities incurred in connection with this Agreement or in the ordinary course of business since the date of the most recent financial statements included in the Buyer SEC Documents, Buyer has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in, or reserved against or otherwise described in the consolidated balance sheet of Buyer (including the notes thereto) which, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a) the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all registrations, filings and notices, which are required on the part of the Seller except with respect to the tax clearance letter issued by the Connecticut Department of Revenue Services;

(b) the representations and warranties of the Seller set forth in Sections 2.1 (first sentence), 2.2 and 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c) the Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) no Legal Proceeding shall be pending or threatened; and no judgment, order, decree, stipulation or injunction shall be pending, threatened, or in effect which would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing;

(e) the Seller shall have delivered to the Buyer the Seller Certificate;

(f) the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests or written statements from the lien holders evidencing repayment in full of all outstanding principal loan amounts and interest with respect to any such loans evidencing such Security Interests;

(g) the Buyer shall have secured financing for the transactions contemplated herein on terms acceptable to the Buyer;

(h) the Buyer shall have entered into a lease of the premises at 174 South Road, Enfield, Connecticut on terms acceptable to Buyer;

(i) Russ Monroe has entered into an employment agreement with the Buyer on terms satisfactory to each party to such agreement; and

(j) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified organizational and operational documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

4.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a) the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b) the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d) the Buyer shall have delivered to the Seller the Buyer Certificate;

(e) the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(f) Russ Monroe has entered into an employment agreement with the Buyer on terms satisfactory to each party to each such employment agreement; and

ARTICLE V

POST-CLOSING COVENANTS

5.1 Proprietary Information. From and after the Closing, Seller, unless required by legal process, shall not disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Agreements and with respect to providing any information under this Agreement to its attorneys, accountants and other professionals), any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller and except to the extent such information (a) is known to the public and did not become so known through any violation of legal obligation on the part of any of the Seller; (b) is required to be disclosed under the provisions of any applicable law, or by any stock exchange or similar body; or (c) is required to be disclosed by a rule or order of any court of competent jurisdiction. Notwithstanding the foregoing, Buyer acknowledges and agrees that the Seller, and its owners, have developed relationships with the customers of the business of Seller, and their owners may maintain such relationships for purposes of commercial activities that do not violate Section 5.3.

5.2 Solicitation and Hiring. For a period of five (5) years after the Closing Date, Seller and each of the Members shall not, either directly or indirectly (including through an

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Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his or her employment with the Buyer or any subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer.

5.3 Non-Competition.

(a) For a period of five (5) years after the Closing Date, Seller and each of the Members shall not, either directly or indirectly as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the United States which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Seller within the three-year period prior to the Closing Date or (ii) engage anywhere in the United States in any business competitive with the business of the Seller as conducted as of the Closing Date or during the three-year period prior to the Closing Date. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Seller or any Member (i) have any obligation to ensure compliance by any other party with respect to this Section 5.3 or (ii) have any liability whatsoever for the breach of this Section 5.3 by any other party.

(b) Seller and each of the Members agree that the duration and geographic scope of the non-competition provision set forth in this Section 5.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

5.4 Tax Matters.

(a) All transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by the Seller.

(b) The Seller shall be responsible for all Tax liabilities attributable to its business prior to and including the Closing Date.

(c) The Buyer shall be responsible for all Taxes attributable to the conduct of its business after the Closing Date.

(d) The Buyer shall make available to the Seller and its representatives all records and materials reasonably required by the Seller to prepare, pursue or contest any Tax matters related to taxable periods (or portions thereof) ending on or before the Closing Date and shall provide reasonable cooperation to the Seller in such case. The Seller shall make available to the Buyer and its representatives all records and materials reasonably required by the Buyer to prepare, pursue or contest any Tax matters arising after the Closing which have factual reference to the pre-closing tax period and shall provide reasonable cooperation to the Buyer in such case.

5.5 Sharing of Data.

(a) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (and to the extent available, the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

(b) Seller will cooperate with the Buyer’s auditors and Seller’s auditors to produce the financial information and statements necessary so that Buyer may comply with its federal, state and regulatory reporting requirements. Seller will respond to any reasonable requests made by the Buyer, the Buyer’s auditors or the Seller’s auditors promptly. Promptly upon request by the Buyer, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities. Seller understands that Buyer will suffer harm if it does not meet regulatory requirements regarding reporting of this transaction.

5.6 Use of Name. Seller shall not use the name Northeast Energy Partners or any name reasonably similar thereto after the Closing Date. Within 10 days following the Closing, the Seller shall amend its organizational documents and state filings, where appropriate, and other corporate records, if necessary, to comply with this provision.

5.7 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date and related to the transaction contemplated by this Agreement (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents.

5.8 Assignment of Supplier Agreements.

(a) Notwithstanding anything to the contrary herein, only those Supplier Agreements that may be assigned or transferred without the consent of a third party are being assigned to the Buyer as of the Closing Date. Instead, the Seller will use its Commercially Reasonable Efforts to collect any and all amounts due to the Seller pursuant to the Supplier Agreements. The Seller will direct all suppliers making payments pursuant to the Supplier Agreements to remit payment directly to a lockbox that will be established with Silicon Valley Bank pursuant to a lockbox agreement (the “Supplier Agreement Lockbox”). The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date (a) pursuant to Supplier Agreements and (b) related to items earned, invoiced or to be invoiced after October 1, 2012. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance. Effective as of the Closing, the Seller hereby grants to the Buyer a power of attorney for the sole purpose of endorsing and cashing any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.

(b) If and to the extent that after the Closing Date, Buyer collects revenue pursuant to Any Supplier Agreement that relates to an invoice generated prior to October 1, 2012, Buyer shall remit such amounts to Seller within thirty (30) days after the end of the calendar month in which such amounts were received along with such schedules it has prepared to support the determination of such amount. Seller shall have the right at its expense to examine those financial records of Buyer as may be reasonably necessary to confirm the accuracy of the schedules provided to Seller and any calculations or payments made by Buyer hereunder. The Buyer will afford Seller access to the records during normal business hours, upon reasonable advance notice given by the Seller, and subject to such reasonable limitations as the Buyer may impose to delete competitively sensitive or privileged information.

5.9 Employees. Effective as of the Closing, the Seller shall terminate the employment of each of its employees. The Buyer shall be permitted to offer employment to each such employee, terminable at the will of the Buyer. The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.

5.10 Third-Party Notices and Consents.

(a) The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.

(b) If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller’s liabilities with respect thereto at the Closing, (B) the Seller shall continue to use its Reasonable Best Efforts to obtain the necessary consent or approval as soon as practicable after the Closing, and (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer.

5.11 Curb Energy and Rate Droppers Asset Purchase Agreement

The Buyer and Curb Energy, LLC and Rate Droppers, LLC shall negotiate in good faith to enter into an asset purchase agreement acceptable to Buyer, Seller and Curb Energy, LLC and Rate Droppers, LLC within thirty (30) days of the Closing Date on mutually agreeable terms.

5.12 Insurance Coverage

Seller shall obtain, at Seller’s expense, within thirty (30) days of the Closing Date a policy for tail coverage for its existing employee practices insurance policy for a period of twelve (12) months from the Closing Date.

5.13 Connecticut Light and Power

Seller will continue to pay the electricity invoice from Connecticut Light and Power for the Leased Premises, and Buyer will reimburse Buyer for such amounts within ten (10) days of receipt of an invoice from Seller.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Seller. The Seller and its Members shall jointly and severally indemnify Buyer (and its officers, directors and affiliates) in respect of, and hold the Buyer (and its officers, directors and affiliates) harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement, of any representation or warranty of any Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Seller to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by Seller to the Buyer pursuant to this Agreement;

(c) any Retained Liabilities; and/or

(d) the operation of its business or the Acquired Assets prior to the Closing Date.

6.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(c) any Assumed Liabilities; and/or

(d) operation of its business or the Acquired Assets after the Closing Date.

6.3 Indemnification Procedure.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 6.1 and 6.2 hereof (regardless of the limitations set forth in Section 6.4), the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything in this Section 6.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any indemnifiable Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable Claim. Notwithstanding the foregoing, if a settlement offer is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 6.4, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such indemnifiable Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the amount of the settlement offer.

(b) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

6.4 Survival of Representations and Warranties. The representations and warranties of the Parties shall (a) survive Closing and (b) shall expire eighteen (18) months after the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1 and 2.2 shall survive the Closing without limitation, and (ii) the representations and warranties set forth in Section 2.9, 2.10(a), 2.20 and 2.21 shall survive until 30 days following the expiration of the statute of limitations applicable to the matters referred to within each such section. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a notice of a Claim based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

6.5 Exclusive Remedy and Set-Off.

(a) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(b) The Seller and the Buyer hereby agree that should the Buyer be entitled to indemnification under Section 6.1 of this Agreement, the Buyer shall first set off the outstanding indebtedness evidence by the Seller Note and the Earnout against any and all obligations of the Seller and the Members arising under Section 6.1 of this Agreement. The Buyer shall not attempt to collect any Damages directly from the Seller and/or any of the Members unless and until it has exhausted all set off rights with respect to the Seller Note and the Earnout.

6.6. Certain Limitations on Indemnification.

(a) Notwithstanding the provisions of this Article VI, neither Seller nor Buyer shall have any indemnification obligations for Damages pursuant to Section 6.1 or 6.2, unless the aggregate amount of all such Damages finally determined for which such party would be liable, but for this paragraph (a) exceeds $50,000 (the “Basket”), and in such event, the Indemnifying Party shall then be required to pay the total amount of such Damages in excess of the Basket, and subject to the Cap, provided that such limitation shall not apply to Seller’s breach of Section 2.9.

(b) None of the Seller Parties or the Buyer shall be required to indemnify any Person for Damages pursuant to Section 6.1 or 6.2 for an aggregate amount of all such Damages exceeding $2,500,000.00 provided that such limitation shall not apply to claims based on fraud. (the “Cap”).

6.7 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VI shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Assets” shall mean all of the assets, properties and rights of the Seller existing as of the Closing, except to the extent included in the definition of Excluded Assets and to the extent assignable, including:

(a) all trade and other accounts receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;

(b) all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, and other tangible personal property;

(c) all Intellectual Property, if any;

(d) all rights under Assigned Contracts to the extent assignable;

(e) all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;

(f) all Permits to the extent assignable;

(g) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials;

(h) all insurance policies of the Seller, as well as all proceeds which may be payable thereunder; and

(i) all rights of the Seller in and with respect to the assets associated with its Employee Benefit Plans.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” shall mean the Bill of Sale and Assignment and Assumption Agreement referred to in Section 1.5.

“Assigned Contracts” shall mean the agreements listed on Section 2.14 of the Disclosure Schedule (except for those agreements that are specifically indicated on Section 2.14 of the Disclosure Schedule as not being deemed Assigned Contracts or are not capable of being assigned).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.5.

“Assumed Liabilities” shall mean (a) all obligations of the Seller arising after the Closing under the Assigned Contracts, other than any liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract, (b) any liability for Taxes in accordance with Section 5.4(d), (c) for any commission and/or bonus due to any employee of the Seller for deals booked and eligible for commission for the period from July 1, 2012 to September 30, 2012 per Seller’s Sales Incentive Compensation (“SIC”) Plan and scheduled to be paid on October 31, 2012, provided such employee is employed or engaged by Buyer after the Closing Date, and (d) for any commission and/or bonus due per the terms of Seller’s SIC Plan any employee or independent contractor of the Seller subsequent to the Closing Date provided such employee or independent contractor is employed or engaged by Buyer after the Closing Date; (e) the Settlement and Release Agreement dated March 23, 2009 between Seller and Constellation NewEnergy; (f) the Settlement and Release Agreement dated January 27, 2008 between Seller and Constellation NewEnergy; (g) the Agreement dated March 22, 2010 between Seller and M & W Scoops, Inc.; and (h) any obligation set forth in Schedule 1.2

“Backlog” shall mean estimated future commissions to be collected by Buyer from energy supply contracts between energy suppliers and energy consumers deals that have been brokered by the Buyer through September 30, 2012.

“Bill of Sale” shall have the meaning set forth in Section 1.5 of this Agreement.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 4.11 is satisfied in all respects.

“Buyer Material Adverse Effect” shall mean a material adverse effect on any of the Assets or on the business, operations, property, financial condition, results of operations or cash flow of Buyer or the business of Buyer. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer or Seller Material Adverse Effect.

“Cap” has the meaning set forth in Section 5.5(b) of this Agreement.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control Transaction” shall mean (A) the liquidation, bankruptcy, merger, consolidation, dissolution or winding up of the Buyer; (B) the acquisition of the Buyer by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Buyer; (C) a sale of all or substantially all of the assets of the Buyer, (D) any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (other than any Person or Group who owns or has the right to acquire Buyer’s common stock on the date hereof) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of common stock of the Buyer representing more than 40% of the aggregate outstanding voting power of the Buyer and such Person or Group actually has the power to vote such common stock in any election, or (E) a majority of the board of directors of the Buyer shall consist of Persons who was not (i) a member of the board of directors on the Closing Date, or (ii) nominated for election or elected to the board of directors of the Buyer with the affirmative vote of a majority of the members of the board of directors on the Closing Date; that occurs prior to the expiration of the measurement period for the Earnout payment.

“Claim” shall have the meaning set forth in Section 6.3(a) of this Agreement.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Customer Offerings” shall mean (a) the services that the Seller (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous four years, or (iii) currently plans to provide or make available to third parties in the future and (b) the products (including Software and Documentation) that the Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to or for third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to or for third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to or for third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and attached to this Agreement.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“EBITDA” or “Earnings before Interest, Taxes Depreciation and Amortization” shall mean income from operations, plus any depreciation and amortization expense reflected within income from operations, all applied on a consistent basis with the Financial Statements of Seller taking into consideration the methodology for calculating the Earnout set forth in Section 1.7(a).

“EBITDA Target” shall mean the financial metrics as specified in the table set forth in Section 1.7.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.

“Excluded Assets” shall mean the following assets of the Seller:

(a) the governing documents, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership or security transfer books and other documents relating to the organization and existence of the Seller as a limited liability company;

(b) all rights relating to refunds, recovery or recoupment of Taxes;

(c) any of the rights of the Seller under this Agreement or under the Ancillary Agreements;

(d) prepayments by Seller on insurance policies not assumed;

(e) those assets listed on Schedule 1.1(b) attached hereto and/or pursuant to the Disclosure Schedule.

(f) all cash, short term investments, deposits, bank accounts and similar assets and all motor vehicles.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(a) the statement of assets, liabilities and members’ equity-income tax basis, statements of revenues, expenses and members’ equity-income tax basis and statements of cash flows-income tax basis of the Seller as of the end of July 31, 2012 and for each of the years ended December 31, 2009, December 31, 2010 and December 31, 2011; and

(b) the Most Recent Balance Sheet and the unaudited profit and loss statements for the seven (7) months ended as of the Most Recent Balance Sheet Date.

“Force Majeure Event” shall mean a (i) fire, flood, earthquake, hurricane, elements of nature or acts of God; (ii) wars (declared and undeclared), acts of terrorism, sabotage, riots, civil disorders, rebellions or revolutions; or (iii) acts of any governmental authority with respect to any of the foregoing, and provided that such default or delay cannot reasonably be circumvented by the non-performing Party through the use of commercially reasonable alternate sources, workaround plans or other commercially reasonable means.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) mask works and registrations and applications for registration thereof under the laws of any jurisdiction;

(e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Seller in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Seller or hosted at a third party site. All Internal Systems that are material to the business of the Seller is listed and described in Section 2.13(c) of the Disclosure Schedule.

“Knowledge of Seller” shall mean the (i) actual knowledge of Thomas Lockwood, Lora Monroe, John Hardy, Russell Monroe, Susan DiMare, and/or Tim Lockwood, or (ii) if a reasonable prudent individual similarly situated to the persons listed in clause (i) could reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement.

“Lease” shall mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.

“Leased Premises” shall mean 174 South Road, Enfield, Connecticut 06082.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Members” shall mean Lora Monroe, John Hardy and Thomas Lockwood.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Seller as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean July 31, 2012.

“NASDAQ Price” shall mean the consolidated closing bid price of XWES common stock at the time this Agreement is executed. If this Agreement is executed before 4PM Eastern Standard Time, the NASDAQ Price will be the consolidated closing bid price for the business day prior to the date this Agreement is executed. If this Agreement is executed after 4PM Eastern Standard Time, the NASDAQ Price will be the consolidated closing bid price on the date this Agreement is executed.

“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer and/or the Seller and Party shall mean any of the Buyer or the Seller.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, or other entity, or any governmental agency, and any officer, department, commission, board, bureau, or instrumentality thereof.

“Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Restricted Employee” shall mean any person who was an employee of the Buyer on the date of this Agreement.

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities t. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:

(a) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of (i) the transfer by the Seller to the Buyer of the Acquired Assets, (ii) any deemed transfer by a subsidiary of the Seller of its assets pursuant to an election under

Section 338(h)(10) of the Code, (iii) the Seller having an “excess loss account” (within the meaning of Treasury Regulation §1.1502-19) in the stock of any Subsidiary of the Seller, or (iv) the Seller having deferred gain on any “deferred intercompany transaction” (within the meaning of Treasury Regulation §1.1502-13));

(b) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c) under this Agreement or the Ancillary Agreements;

(d) for any Taxes, including deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, and any liabilities of the Seller for sales, use or excise taxes or customs and duties however, to the extent Seller assumes commissions (with respect to earnings taxed as W-2 earnings) there are payroll taxes associated with it and Buyer shall be responsible for such taxes;

(e) under any agreements, contracts, leases or licenses which are not Assigned Contracts ;arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

(f) for any commissions earned by any employee or independent contractor of the Seller on or before the Closing Date, whether or not such employee or independent contractor is employed or engaged by Buyer on or after the Closing Date, except to the extent such commissions are Assumed Liabilities;

(g) Left Intentionally Blank.

(h) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(i) to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;

(j) any unemployment claims filed as a result of Seller’s termination of employees following Buyer’s purchase of the Acquired Assets that result in any adverse consequences for Buyer including, but not limited to, any adverse effect on Buyer’s unemployment insurance experience rating.

(k) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the

Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(l) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);

(m) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing);

(n) for benefits under any Seller Plan;

(o) for any retrospective premium increases under any Seller Plan assumed by Buyer that relates to periods before and including the Closing; and

(p) Commercial Promissory Note with United Bank for York HVAC unit.

“Revenue” shall mean net cash received by Buyer from Buyer’s operation of the Division from energy suppliers for the brokering of energy services between energy suppliers and end users of energy. Revenue shall be recorded on a basis consistent with revenue as reflected in the statements of revenues, expenses and members’ equity included in Seller’s historical financial statements for the years ended December 31, 2011 and 2010.

“Revenue Target” shall mean the Revenue metric as specified in the table set forth in Section 1.7.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Seller) of Section 4.2 is satisfied in all respects.

“Seller Intellectual Property” shall mean shall the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Seller by any third party.

“Seller Material Adverse Effect” shall mean any material adverse effect on any of the Acquired Assets or on the business, operations, property, financial condition, results of operations or cash flow of Seller or the business of Seller. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

“Seller Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Seller, in whole or in part.

“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller or any ERISA Affiliate.

“Seller Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Seller, alone or jointly with others.

“Seller Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Shares” shall mean any shares of the Buyer’s common stock issued to the Seller or Seller’s designees pursuant to the terms of this Agreement.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Supplier Agreements” shall mean those agreements by and between Seller, Buyer, and energy suppliers pursuant to which Seller, Buyer, and/or any Affiliate of Buyer, is to be paid commodity brokerage fees with respect to transactions between energy suppliers and end users of energy (customers).

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

“TD Bank” shall mean TD Bank, N.A.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule.

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated August 8, 2012; provided that the Confidentiality Agreement dated April 19, 2012 between the Buyer and the Seller shall remain in effect in accordance with its terms.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Buyer may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller, provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the

Buyer. Seller may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer. Any attempted assignment in contravention of this provision shall be void.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or electronic signature.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Seller:	Copy to:

NORTHEAST ENERGY PARTNERS, LLC 174 South Road Enfield, Connecticut 06082	THE LAW OFFICES OF ROBERT L. IAMONACO & ASSOCIATES, P.C. 150 Trumbull Street Hartford, CT 06103

LORA A. MONROE
23 Lauren Lane
Southwick, Massachusetts 01077

THOMAS LOCKWOOD
131 Burr Hill
Killingworth, Connecticut 06419

JOHN F. HARDY
9 Scarborough Drive
Avon, Connecticut 06001

If to the Buyer:	Copy to:

World Energy Solutions, Inc.	Mirick O’Connell
100 Front Street	100 Front Street
Worcester, MA 01608	Worcester, MA 01608
Attn: General Counsel	Attn: Jeff Swaim, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Each Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

9.9 Amendments and Waivers. The Buyer and the Seller may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Buyer and the Seller. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Expenses. Except as set forth in Article VI, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Worcester, Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

9.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 5.1, 5.2 and 5.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that each other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

9.14 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Buyer:

World Energy Solutions, Inc.

By:	/s/ Phil Adams
Phil Adams, Chief Executive Officer

Seller:

Northeast Energy Partners, LLC

By:	/s/ John Hardy
Name: John Hardy
Title: Its Manager

For purposes of Section 5.2, 5.3 and 6.1 Only:

/s/ John Hardy
John Hardy

/s/ Thomas Lockwood
Thomas Lockwood

/s/ Lora Monroe
Lora Monroe

Exhibits

Exhibit A -	Form of Promissory Note
Exhibit B -	Bill of Sale
Exhibit C -	Instrument of Assumption

Schedules

Schedule 1.1(b) -	Excluded Asset
Schedule 1.6 -	Allocation of Purchase Price
Disclosure Schedule

PROMISSORY NOTE

Maturity Date: April 1, 2014	Principal Amount: $2,000,000

FOR VALUE RECEIVED, World Energy Solutions, Inc. a Delaware corporation having a principal place of business at 100 Front St., Worcester, MA 01608 (the “Maker”), promises to pay to the order of Northeast Energy Partners, LLC (the “Payee”), a Connecticut limited liability company having a principal place of business 174 South Road, Enfield, Connecticut 06082, or such other place as Payee may designate, the sum of TWO MILLION DOLLARS ($2,000,000) with interest on the unpaid principal balance computed on the basis of a 360-day year at the Note Rate.

The Note Rate is four percent (4.0%) interest per year.

Except as otherwise provided below, on, October 1, 2013, and April 1, 2014 (each, a “Payment Date”), the Maker shall pay Payee, by check payable to Payee and delivered to the Payee’s address stated above, $1,500,000 on October 1, 2013 and $500,000 on April 1, 2014 of the unpaid principal amount of this Note, together with the accrued but unpaid interest on the unpaid principal balance of this Note with each such payment (each such payment of principal and interest, a “Cash Payment”).

Notwithstanding anything to the contrary in this Note, if the Maker has delivered to Payee one or more notices of a Claim (as defined in the Asset Purchase Agreement dated October 3, 2012 by and among the Payee and John Hardy, Thomas Lockwood and Lora Monroe, being all of the members of the Seller (the “Members”) (the “Asset Purchase Agreement”)) on or before any Payment Date, then Maker, if not already paid, may withhold so much of the unpaid payment of principal and interest otherwise due Payee on such date as may be reasonably required to satisfy the claimed amount in such notice(s) of Claim until such time as the indemnification claim(s) that is the subject of such notice(s) of Claim is finally resolved. Maker may set-off from the Cash Payments, the aggregate amount of any and all Damages (as defined in the Asset Purchase Agreement) that Payee must indemnify Maker for with respect to any and all Claims that are the subject of any notice of Claim delivered to the Payee by the Maker on or before April 1, 2014. Notwithstanding anything to the contrary in this Note, Maker’s withholding and, if applicable, set-off, of any Cash Payment pursuant to the terms of this paragraph will not constitute an Event of Default or other breach of this Promissory Note. Additionally, if any portion of a Cash Payment is withheld by Maker pursuant to the terms of this paragraph, no interest shall accrue on such portion of the Cash Payment from the applicable Payment Date until the date all Claims that are subject to Maker’s notice of Claim delivered to Payee on or before such Payment Date are finally resolved. Maker shall pay to Payee any portion of the Cash Payments remaining after the satisfaction of Payee’s indemnification obligations under the Asset Purchase Agreement.

While no Event of Default exists, each payment under this Note will be applied first to interest then due and then to principal. When an Event of Default exists any payments will be applied to interest and/or principal as determined by the Payee in its sole discretion.

The Maker may, at any time and without penalty, prepay any part or all of the unpaid principal balance of this Note.

The occurrence of any one or more of the following events is an Event of Default under this Note:

(i) Failure of the Maker to pay, perform or observe any of its obligations contained in this Note within seven (7) days of receipt of written notice thereof from Payee; or

(ii) upon default by the Maker in the performance of any its obligations, covenants or agreements contained in the Asset Purchase Agreement for a period of seven (7) days after receipt of written notice thereof from Payee; or

(iii) The termination of existence of the Maker or the involvement of the Maker in any financial difficulties as evidenced by:

(a)	an assignment for the benefit of its creditors; or

(b)	the appointment of a receiver, trustee, custodian, liquidator or conservator of it or its assets not vacated or set aside within sixty (60) days; or

(c)	the commencement by it of proceedings under any federal or state law relating to bankruptcy, insolvency or relief of debtors; or

(d)	the commencement against it of proceedings under any federal or state law relating to bankruptcy, insolvency or relief of debtors if the proceedings are not dismissed within sixty (60) days after the date on which commenced.

If an Event of Default occurs, the Payee may, to the extent permitted by law and without notice to the Maker, declare the unpaid principal balance and accrued interest to be due immediately without notice, presentment, demand, protest or other notice of dishonor of any kind, all of which are expressly waived. No course of dealing by the Payee and no delay in exercising any right under this Note will operate as a waiver by the Payee of its rights, and a waiver of a right on one occasion may not be construed as a waiver of the right on a future occasion.

This Note shall be governed by the laws of the Commonwealth of Massachusetts, and shall take effect as an instrument under seal.

This Note will be interpreted and construed under the laws of the Commonwealth of Massachusetts and will be considered to have been made, executed and performed in Massachusetts. All claims, disputes and other matters in question arising out of this agreement will be decided by proceedings instituted and litigated in a court of competent jurisdiction sitting in Massachusetts.

EXECUTED as a sealed instrument as of the 3rd day of October, 2012.

World Energy Solutions, Inc.

By:
Witness
Name: James Parslow
Title: Chief Financial Officer

GENERAL BILL OF SALE

REFERENCE is made to the Asset Purchase Agreement dated of even date herewith (the “Agreement”) by and among World Energy Solutions, Inc., a Delaware Corporation (the “Buyer”), Northeast Energy Partners, LLC, a Connecticut limited liability company (the “Seller”), John Hardy, Thomas Lockwood, and Lora Monroe, being all the members of the Seller. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

FOR VALUE RECEIVED pursuant to the Agreement, Seller, for itself and its successors and assigns, does hereby sell, convey, assign, transfer and deliver to and vest in Buyer and its successors and assigns all right, title and interest which Seller may have in and to all of the Acquired Assets (collectively, the “Assets”).

Seller warrants that Seller hereby transfers to Buyer good, valid and transferable title to all of its Assets, free and clear of all liens, encumbrances, restrictions, agreements and adverse claims of every kind, nature and description, and agrees to defend such title.

Seller further covenants and agrees that, from time to time after the delivery of this instrument, at Buyer’s request and without further consideration, Seller will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, conveyances, transfers, assignments, deeds, documents and assurances as reasonably may be requested by Buyer more effectively to convey to, transfer to and vest in Buyer all right, title and interest in and to any of the Assets transferred or assigned hereunder.

Nothing contained in this General Bill of Sale shall supersede, modify, limit, eliminate or otherwise affect any of the representations and warranties, covenants, agreements or indemnities set forth in the Agreement. This General Bill of Sale is executed and delivered pursuant to the terms of the Agreement, and nothing herein shall be construed to modify, terminate or merge any rights any party thereto may have pursuant to the terms thereof. In the event of any inconsistency or conflict between the terms of the Agreement and the terms of this General Bill of Sale, the terms of the Agreement shall prevail.

This General Bill of Sale shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

IN WITNESS WHEREOF, Seller has executed this General Bill of Sale as an instrument under seal as of this 3rd day of October, 2012.

WITNESSED BY:	Northeast Energy Partners, LLC

By:
Signature		John F. Hardy
Its Member
Duly Authorized

Printed Name of Witness

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This Assignment and Assumption of Contracts (this “Assignment”) dated as of October 3, 2012 (the “Effective Date”) is by and between Northeast Energy Partners, LLC (“Assignor”) and World Energy Solutions, Inc. (“Assignee”).

RECITALS

Assignor, as seller, and Assignee, as buyer, are parties to an Asset Purchase Agreement dated as of October 3, 2012 (the “APA”). Capitalized terms used but not defined in this Assignment have the meanings ascribed in the APA.

Assignor desires to assign all of its right, title and interest in and to all of Assigned Contracts (collectively, the “Contracts”) to Assignee and Assignee desires to acquire all of Assignor’s right, title and interest in and to the Contracts.

TERMS OF AGREEMENT

For and in consideration of the recitals set forth above, and the covenants and agreements set forth below and other valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. To the extent assignable, Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in the Contracts. Assignor hereby represents that the Contracts previously delivered to Assignee are complete, accurate and true copies of the Contracts, including all amendments.

2. Assumption. Assignee hereby assumes and agrees to perform, fulfill and observe all of the covenants, agreements, obligations and liabilities of Assignor under the Contracts arising on and after the Effective Date. Assignor agrees to pay, perform, fulfill and observe all of the covenants, agreements, obligations and liabilities prior to the Effective Date.

3. Assignee Indemnification. Assignee agrees to indemnify and hold Assignor harmless from and against all loss, cost, damage and expense, including, without limitation, reasonable attorneys’ fees, arising out of any act, omission or default by Assignee under the Contracts arising after the Effective Date.

4. Assignor Indemnification. Except as set forth in the APA, Assignor agrees to indemnify and hold Assignee harmless from and against all loss, cost, damage and expense, including, without limitation, reasonable attorneys’ fees, arising out of any act, omission or default by Assignor under the Contracts arising before the Effective Date.

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5. Notices. All notices, demands, requests and other communications necessary or desirable under this Assignment shall be in writing and shall be deemed properly served if sent, by United States mail, postage prepaid, registered or certified mail, return receipt requested, or national overnight express courier service, addressed as follows:

(a)	If intended for Assignor:

World Energy Solutions, Inc.

100 Front Street

Worcester, MA 01608

Attn: General Counsel

With a copy to:

Mirick O’Connell

100 Front Street

Worcester, MA 01608

Attn: Jeff Swaim, Esq.

(b)	If intended for Assignee:

Northeast Energy Partners, LLC

174 South Road

Enfield, Connecticut 06082

With a copy to:

The Law Offices of Robert L. Iamonaco & Associates, P.C.

150 Trumbull Street

Hartford, CT 06103

or at such other address or to such other individual as the party entitled to receive notices shall designate to the other in writing. Any notice shall be effective upon actual receipt or the date of the refusal by the addressee to accept delivery of such notice.

6. Binding Effect. The provisions of this Assignment are binding on and inure to the benefit of Assignor, its successors and assigns, and Assignee, its successors and assigns.

7. Headings. The section headings used in this Assignment are for reference and convenience only and shall not be used in the interpretation of this Assignment. In the event of any inconsistency or conflict between the terms of the APA and the terms of this Assignment, the terms of the APA shall prevail.

8. Counterparts. This Assignment may be signed in several counterparts, each of which is an original, but all of which constitute a single instrument.

EXECUTED under seal as of the date first written above.

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Assignor:

Northeast Energy Partners, LLC

By:
John Hardy, Member

Assignee:

World Energy Solutions, Inc.

By:
Phil Adams, CEO

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